Exhibit 5.1

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

November 23, 2021

nVent Electric plc

The Mille, 1000 Great West Road, 8th Floor (East)

London, TW8 9DW

United Kingdom

nVent Finance S.à r.l.

26, boulevard Royal

L-2449 Luxembourg

Grand Duchy of Luxembourg

Ladies and Gentlemen:

We have acted as counsel for nVent Finance S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) (the “Issuer”) and nVent Electric plc, an Irish public limited company (the “Guarantor”), in connection with the preparation of a Registration Statement on Form S-3 (Registration No. 333-260579) (the “Registration Statement”), including the prospectus constituting a part thereof, dated October 29, 2021 and the final supplement to the prospectus, dated November 8, 2021 (collectively, the “Prospectus”), filed by the Issuer and the Guarantor with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Issuer in the manner set forth in the Registration Statement and the Prospectus of $300,000,000 aggregate principal amount of the Issuer’s 2.750% Senior Notes due 2031 (the “Notes”). The Notes are fully and unconditionally guaranteed as to the due and punctual payment of the principal of, premium, if any, and interest and any additional amounts, if any, on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or otherwise, by the Guarantor (the “Guarantee”). The Notes will be issued under the Indenture, dated March 26, 2018, among the Issuer, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of April 30, 2018, among the Issuer, the Guarantor and the Trustee (the “Base Indenture”), and the Fourth Supplemental Indenture, dated November 23, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Guarantor and the Trustee.

In connection with our opinion, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Indenture; (iii) the forms of the Notes and the Guarantee; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO Salt Lake City SAN DIEGO SAN FRANCISCO SILICON VALLEY	TALLAHASSEE TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

nVent Electric plc

nVent Finance S.à r.l.

November 23, 2021

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms, (iii) the Company and Guarantor are validly existing with power and authority to execute and deliver the Indenture, Notes and the Guarantee; (iv) the Indenture and Notes are duly authorized, executed and delivered by the Issuer in accordance with applicable Luxembourg law; (v) the Indenture and Guarantee are duly authorized, executed and delivered by the Guarantor in accordance with Irish law; and (vi) the Notes and the Guarantee have been duly authenticated by the Trustee in accordance with the Indenture.

Based upon and subject to the foregoing and the other matters set forth herein, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

1.           The Notes are legally issued and valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

2.           The Guarantee is legally issued and a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We express no opinion as to the laws of any jurisdiction other than the State of New York and the federal laws of the United States.

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the references to our firm therein. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

nVent Electric plc

nVent Finance S.à r.l.

November 23, 2021

Very truly yours,

/s/ Foley & Lardner LLP